Exhibit 23.3

TOWERS WATSON	Colin Singer	T +44 1737 241144
	Consulting Actuary	D +44 1737 274192
F +44 1737 241496
	Watson House	colinsinger@towerswatson.com
London Road
Reigate
Surrey RH2 9PQ
UK
The Board of Directors
HSBC Holdings plc
HSBC Bank (UK) Pension Scheme - disclosure note
I consent to be named as pension scheme funding actuary of the HSBC Bank (UK) Pension Scheme in the 2009 Annual Report on Form 20-F of HSBC Holdings plc and inclusion of references to us under the heading “Experts” in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859 and 333-155338, 333-158054, 333-158065, 333-162565).
25 February 2010
/s/ C G Singer